Exhibit 99.1

Wynn Resorts, Limited Posts Record Revenue and EBITDA for the Second Quarter of 2008

LAS VEGAS, July 24, 2008 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended June 30, 2008.

Net revenues for the second quarter of 2008 were $825.2 million, compared to $687.5 million in the second quarter of 2007. The revenue increase was driven primarily by a 50.3% increase in revenues at Wynn Macau.

Consolidated adjusted property EBITDA (1) increased 14.0% to $237.0 million for the second quarter of 2008, compared to $208.0 million in the second quarter of 2007.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $272.0 million, or $2.42 per diluted share, compared to net income of $89.6 million, or $0.82 per diluted share in 2007. The increase resulted from higher earnings from Wynn Macau and a $140.7 million deferred tax benefit recorded during the quarter. Adjusted net income in the second quarter of 2008 was $124.3 million, or $1.11 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $100.8 million, or $0.92 per diluted share in the second quarter of 2007.

Wynn Las Vegas Second Quarter Results

For the quarter ended June 30, 2008, Wynn Las Vegas generated adjusted property EBITDA of $81.8 million, compared to $115.3 million in the second quarter of 2007, with a 27.7% EBITDA margin on net revenue. The EBITDA decline was partially attributable to lower table hold percentage of 20.4% in the second quarter of 2008, compared to 24.2% in the comparable period in 2007.

Net casino revenues in the second quarter of 2008 were $120.7 million, compared to $159.4 million for the second quarter of 2007. Table games drop decreased 12.1% from the comparable period in 2007 to $493.6 million. Slot machine handle of $852.5 million was 12.7% below the comparable period of 2007 and win per unit per day was $232, compared to a win per unit per day of $269 in the second quarter of 2007.

Gross non-casino revenues for the quarter were $211.9 million, a 0.3% increase from the second quarter of 2007. Hotel revenues were down 3.1% to $72.1 million during the quarter, versus $74.5 million in the second quarter of 2007. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $302 for the quarter, compared to $311 in the second quarter of 2007. The property’s occupancy was 96.5%, compared to 97.0% during the prior year period, generating revenue per available room (REVPAR) of $292 in the 2008 period (3.0% below the second quarter of 2007).

Food and beverage revenues increased 2.6% to $84.3 million in the quarter, and retail revenues declined 3.5% to $22.1 million in the quarter. Entertainment revenues were approximately $18.9 million compared to $18.7 million in the second quarter of 2007. Spamalot closed on July 13, 2008 and we have begun the renovation of the theater which will feature Danny Gans in the Encore Theater commencing in February 2009.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas.  Encore includes a 2,034 all-suite hotel tower, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets.  Encore is expected to open in December 2008. Our project budget is approximately $2.3 billion for Encore and related capital improvements.

As of June 30, 2008, we had incurred approximately $1.5 billion of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau Second Quarter Results

In the second quarter of 2008, Wynn Macau generated Net Revenues of $529.9 million compared to $352.5 million for the second quarter of 2007. Adjusted property EBITDA increased 67.5% to $155.2 million (with a 29.3% EBITDA margin on net revenue) compared to $92.7 million in the second quarter of 2007. In December 2007, we completed the Wynn Macau expansion, adding approximately 75,000 square feet of gaming space and 20,000 square feet of retail space including 11 new boutiques.

The following table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment increased 74.9% to $16.3 billion for the period, compared to $9.3 billion for the second quarter of 2007. VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 2.96%, at the top end of the expected range of 2.7% to 3.0% and lower than the 3.25% in the comparable period of 2007.

Table games drop in the mass market category was approximately $626.9 million during the period, a 24.7% increase from $502.7 million in the second quarter of 2007. Mass market table games win percentage (calculated before discounts) of 18.9% was within the property’s range of 18% to 20% and was higher than the 18.4% in the second quarter of 2007.

Slot machine win increased 89.6% compared to the second quarter of 2007. Win per unit per day was $359, a 31.1% decline from the second quarter of 2007 due to the increase in the average number of slot machines from 457 to 1,258 slots.

Wynn Macau achieved an Average Daily Rate (ADR) of $277 for the quarter, compared to $258 in the second quarter of 2007. The property’s occupancy was 87.9%, compared to 86.2% during the prior year period, generating revenue per available room (REVPAR) of $244 in the 2008 period (9.9% higher than in 2007).

Encore at Wynn Macau

Wynn Macau currently features approximately 600 hotel rooms and suites, 380 table games and 1,270 slot machines in 205,000 square feet of casino gaming space, five restaurants, a spa and salon, lounges, meeting facilities and 46,000 square feet of retail space. Encore at Wynn Macau will add approximately 400 luxury suites and four villas along with restaurants, additional retail and gaming space. We commenced construction of Encore at Wynn Macau in 2007, and expect the property to open in the first half of 2010. As of June 30, 2008, we have incurred $114.1 million of an expected $700 million budget associated with the construction of Encore at Wynn Macau.

Other Factors Affecting Earnings

Interest expense, net of $20.5 million in capitalized interest, was $41.0 million for the second quarter of 2008. Depreciation and amortization expenses were $63.8 million and Encore at Wynn Las Vegas pre-opening expenses were $6.8 million during the quarter. Corporate expense and other was $16.6 million in the second quarter, including $5.1 million in stock based compensation. Property charges of $5.3 million are primarily related to the abandonment of certain existing floor space to begin construction of a new restaurant at Wynn Macau.

During the quarter, the Company completed a study of the taxes, levies and obligations assessed on its Macau operations under Macau law and its Macau Gaming Concession. As a result, the Company recorded a $140.7 million deferred tax  benefit (net of valuation allowance) for foreign tax credits applicable to the earnings of Wynn Macau which were included in the Company’s US tax expense in prior years.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $1.4 billion, including unrestricted cash balances of $1.3 billion and cash balances restricted for construction and development and stock repurchases of $75 million. Total debt outstanding at the end of the quarter was $3.9 billion, including approximately $2.3 billion of Wynn Las Vegas debt, $550 million of Wynn Macau related debt and $1.0 billion at Wynn Resorts, Limited. Capital expenditures during the second quarter of 2008, net of changes in construction payables and retention, totaled approximately $335 million, primarily attributable to Encore at Wynn Las Vegas.

On July 10, 2008, the Company's Board of Directors authorized an increase of up to $500 million to the Company’s previously announced $1.2 billion equity repurchase program. The repurchase program may include repurchases from time to time through open market purchases or negotiated transactions, depending upon market conditions.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, July 24th, 2008 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income, cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income is net income before pre-opening costs, property charges, one time tax adjustments and other, and other non-cash non-operating income and expenses.  Adjusted net income and adjusted net income per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income and adjusted net income per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008		2007

Operating revenues:
Casino	$623,637	$491,825	$1,215,408		$949,017
Rooms	86,811	87,797	172,073		173,088
Food and beverage	96,955	92,226	188,020		180,109
Entertainment, retail and other	72,958	62,661	141,112		114,866
Gross revenues	880,361	734,509	1,716,613		1,417,080
Less: promotional allowances	(55,204)	(46,968)	(112,750)		(94,222)
Net revenues	825,157	687,541	1,603,863		1,322,858

Operating costs and expenses:
Casino	399,947	289,668	788,325		554,393
Rooms	20,412	21,365	40,743		42,341
Food and beverage	55,125	54,953	106,796		109,208
Entertainment, retail and other	43,257	41,446	87,874		76,547
General and administrative	84,973	74,294	164,235		152,460
Provision for doubtful accounts	1,194	14,362	12,716		22,103
Pre-opening costs	6,821	889	12,144		2,725
Depreciation and amortization	63,779	51,902	126,511		103,426
Property charges and other	5,298	13,021	29,565		26,290
Total operating costs and expenses	680,806	561,900	1,368,909		1,089,493

Equity in income from unconsolidated affiliates	163	512	971		967

Operating income	144,514	126,153	235,925		234,332

Other income (expense):
Interest income and other	6,421	10,408	17,495		22,508
Interest expense, net of capitalized interest	(40,982)	(35,460)	(86,250)		(73,133)
Increase in swap fair value	23,919	2,334	8,707		1,859
Loss from extinguishment of debt	-	-	-		(157)
Other income (expense), net	(10,642)	(22,718)	(60,048)		(48,923)

Income before income taxes	133,872	103,435	175,877		185,409

Benefit (provision) for income taxes	138,121	(13,885)	142,833		(37,454)

Net income	$271,993	$89,550	$318,710		$147,955

Basic and diluted income per common share:
Net income:				#
Basic	$2.45	$0.88	$2.85		$1.46
Diluted*	$2.42	$0.82	$2.82		$1.36
Weighted average common shares outstanding:
Basic	111,128	101,214	111,770	#	101,307
Diluted	112,365	112,111	112,986		112,237

* Diluted earnings per share for the three and six months ended June 30, 2007 include the assumption that the convertible subordinated debentures were converted into shares of common stock.  Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $2.3 million and  $4.6 million, respectively, of net interest attributable to these debentures for the three and six months ended June 30, 2007.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$271,993	$89,550	$318,710	$147,955
Pre-opening costs	6,821	889	12,144	2,725
Loss from extinguishment of debt	-	-	-	157
Increase in swap fair value	(23,919)	(2,334)	(8,707)	(1,859)
Property charges and other	5,298	13,021	29,565	26,290
Adjustment for taxes on above	4,763	(352)	(8,562)	(1,855)
Recognition of foreign tax credit	(140,655)	-	(140,655)	-
Adjusted net income (2)	$124,301	$100,774	$202,495	$173,413

Adjusted net income per diluted share*	$1.11	$0.92	$1.79	$1.59

* Diluted adjusted net income per share for the three and six months ended June 30, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock.  Accordingly, adjusted net income used in the computation of diluted adjusted net income per share is increased by approximately $2.3 million and $4.6 million, respectively, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended June 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$20,299	$102,943	$21,272	$144,514

Pre-opening costs	6,832	-	(11)	6,821
Depreciation and amortization	40,794	22,339	646	63,779
Property charges and other	566	4,732	-	5,298
Corporate expense, management
fees, royalties and other	10,892	24,266	(23,724)	11,434
Stock-based compensation	2,412	907	1,817	5,136

Adjusted Property EBITDA (1)	$81,795	$155,187	$-	$236,982

	Three Months Ended June 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$63,420	$53,220	$9,513	$126,153

Pre-opening costs	818	70	1	889
Depreciation and amortization	36,517	14,526	859	51,902
Property charges and other	597	12,424	-	13,021
Corporate expense, management
fees, royalties and other	11,769	11,871	(12,529)	11,111
Stock-based compensation	2,179	546	2,156	4,881

Adjusted Property EBITDA (1)	$115,300	$92,657	$-	$207,957

			Three Months Ended
			June 30,
			2008	2007
Adjusted Property EBITDA (1)			$236,982	$207,957

Pre-opening costs			(6,821)	(889)
Depreciation and amortization			(63,779)	(51,902)
Property charges and other			(5,298)	(13,021)
Corporate expenses and other			(11,434)	(11,111)
Stock-based compensation			(5,136)	(4,881)
Interest income and other			6,421	10,408
Interest expense			(40,982)	(35,460)
Increase in swap fair value			23,919	2,334
Benefit (provision) for income taxes			138,121	(13,885)

Net income			$271,993	$89,550

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Six Months Ended June 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$11,707	$183,271	$40,947	$235,925

Pre-opening costs	12,143	1	-	12,144
Depreciation and amortization	80,274	44,951	1,286	126,511
Property charges and other	21,079	8,380	106	29,565
Corporate expense, management
fees, royalties and other	20,652	46,523	(45,059)	22,116
Stock-based compensation	4,378	1,456	2,720	8,554

Adjusted Property EBITDA (1)	$150,233	$284,582	$-	$434,815

	Six Months Ended June 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$122,434	$94,277	$17,621	$234,332

Pre-opening costs	2,351	353	21	2,725
Depreciation and amortization	72,587	29,159	1,680	103,426
Property charges and other	1,701	24,089	500	26,290
Corporate expense, management
fees, royalties and other	23,066	22,715	(23,701)	22,080
Stock-based compensation	4,388	1,074	3,879	9,341

Adjusted Property EBITDA (1)	$226,527	$171,667	$-	$398,194

			Six Months Ended
			June 30,
			2008	2007
Adjusted Property EBITDA (1)			$434,815	$398,194

Pre-opening costs			(12,144)	(2,725)
Depreciation and amortization			(126,511)	(103,426)
Property charges and other			(29,565)	(26,290)
Corporate expenses and other			(22,116)	(22,080)
Stock-based compensation			(8,554)	(9,341)
Interest income and other			17,495	22,508
Interest expense			(86,250)	(73,133)
Increase in swap fair value			8,707	1,859
Loss from extinguishment of debt			-	(157)
Benefit (provision) for income taxes			142,833	(37,454)

Net income			$318,710	$147,955

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Room Statistics for Wynn Las Vegas:
Occupancy %	96.5%	97.0%	96.2%	96.6%
Average Daily Rate (ADR)[1]	$302	$311	$300	$310
Revenue per available room (REVPAR)[2]	$292	$301	$289	$300

Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$7,742	$10,443	$8,175	$11,568
Table Win %	20.4%	24.2%	20.2%	25.9%
Slot machine win per unit per day[4]	$232	$269	$230	$263
Average number of table games	143	143	139	138
Average number of slot machines	1,968	1,976	1,947	1,956

Room Statistics for Wynn Macau:
Occupancy %	87.9%	86.2%	88.2%	85.5%
Average Daily Rate (ADR)[1]	$277	$258	$277	$252
Revenue per available room (REVPAR)[2]	$244	$222	$244	$215

Other information for Wynn Macau:
Table games win per unit per day[3]	$17,289	$17,292	$16,740	$16,356
Slot machine win per unit per day[4]	$359	$522	$335	$488
Average number of table games	381	251	382	246
Average number of slot machines	1,258	457	1,250	445

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com